Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Third Quarter Operating Results
Third Quarter Summary

•	Net income of $1.63 million, or $0.07 per fully diluted share

•	Total new loan commitments of $121.0 million and loan fundings of $94.5 million

•	Total loans increased $74.1 million, or 6.8%, from June 30, 2019, and $70.0 million, or 6.4% from December 31, 2018

•	Noninterest-bearing deposits increased $47.5 million, or 12.6%, from June 30, 2019, and $85.2 million, or 25.0%, from December 31, 2018

•	Provision for loan and lease losses of $2.1 million primarily as a result of net charge-offs of $1.5 million, and increase in classified loans

COSTA MESA, Calif., October 28, 2019 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three and nine months ended September 30, 2019.
For the third quarter of 2019, the Company reported net income of $1.63 million, or $0.07 per fully diluted share. This compares to net income of $2.73 million, or $0.12 per fully diluted share, in the second quarter of 2019, and net income of $3.90 million, or $0.17 per fully diluted share, in the third quarter of 2018. The decrease in net income, as compared to the three months ended June 30, 2019, is primarily attributable to an increase in our provision for loan and lease losses as a result of net charge-offs of $1.5 million, and increases in classified loans and in the loan portfolio generally, which was partially offset by increased net interest income during the quarter. The decrease in net income, as compared to the three months ended September 30, 2018, is primarily attributable to the provision for loan and lease losses for the three months ended September 30, 2019, as well as a tax expense of $658 thousand for that period compared to a tax benefit of $98 thousand for the three months ended September 30, 2018.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “In the short time since I have been at Pacific Mercantile Bancorp, it’s become very clear that we have a strong foundation in place to generate profitable growth in the future. The combination of our team of experienced business bankers, our leading-edge treasury management offerings, and the insight provided by Horizon Analytics® has proven to be a compelling value proposition that enables Pacific Mercantile to successfully attract high quality operating companies. This is reflected in the strong quarter we had in core deposit gathering, as our noninterest-bearing deposits increased by more than 12%.
“My goal as President and CEO is to more effectively leverage our strong foundation to accelerate growth and profitability. We are in the process of implementing a number of initiatives to better align our resources to allow our relationship bankers to spend more time with existing clients and new prospects. We believe these initiatives will improve the productivity of our bankers and enhance our operating leverage. The markets we serve in Southern California present excellent opportunities for us to continue building our roster of commercial clients. Going forward, we believe that we can increase our balance sheet growth while maintaining disciplined expense control, which should have a positive impact on our level of profitability and create additional franchise value,” said Mr. Dinsmore.

Results of Operations
The following table shows our operating results for the three and nine months ended September 30, 2019, as compared to the three months ended June 30, 2019 and the three and nine months ended September 30, 2018. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
	($ in thousands)
Total interest income	$16,767	$16,466	$15,218	$49,399	$46,147
Total interest expense	4,024	4,247	3,529	12,387	9,826
Net interest income	12,743	12,219	11,689	37,012	36,321
Provision for loan and lease losses	2,100	—	—	5,400	—
Total noninterest income	1,342	1,386	1,115	4,219	3,306
Total noninterest expense	9,697	9,707	9,002	28,388	27,834
Income tax (benefit) provision	658	1,170	(98)	2,204	(11,183)
Net income	$1,630	$2,728	$3,900	$5,239	$22,976

Net Interest Income
Q3 2019 vs Q2 2019. Net interest income increased $524 thousand, or 4.3%, for the three months ended September 30, 2019 as compared to the three months ended June 30, 2019 primarily as a result of:

•
An increase in interest income of $301 thousand, or 1.8%, primarily attributable to an increase in interest earned on loans as a result of higher average balances primarily related to the loan portfolio purchase made during the three months ended September 30, 2019 as compared to the three months ended June 30, 2019; and

•
A decrease in interest expense of $223 thousand, or 5.3%, primarily attributable to a decreased average borrowings balance and decreasing interest rates on deposits during the three months ended September 30, 2019 as compared to the three months ended June 30, 2019.

Our net interest margin increased to 3.62% for the three months ended September 30, 2019 as compared to 3.58% for the three months ended June 30, 2019. The increase is primarily attributable to loan growth, which resulted in an increase to loan interest income even though the yield on loans decreased. Also contributing to the increase in net interest margin was a decrease in the cost of interest bearing liabilities resulting from a decrease in prevailing interest rates on checking, money market, and savings accounts, partially offset by increases in interest rates on certificates of deposit.

Q3 2019 vs Q3 2018. Net interest income increased $1.05 million, or 9.0%, for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018 primarily as a result of:

•
An increase in interest income of $1.55 million, or 10.2%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yield on earning assets as a result of the rising interest rate environment during the three months ended September 30, 2019 as compared to the three months ended September 30, 2018; partially offset by

•
An increase in interest expense of $495 thousand, or 14.0%, primarily attributable to an increase in the volume of and rates of interest paid on our non-maturing interest bearing deposits for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018, which was primarily the result of higher deposits due to new client acquisition, and our decision to increase the rate of interest paid on our non-maturing interest bearing deposits resulting from the rising interest rate environment, which was somewhat offset by a change in our mix of deposits from higher cost certificates of deposit to non-maturing interest and non-interest bearing deposits.

YTD 2019 vs YTD 2018. Net interest income increased $691 thousand, or 1.9%, for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018, primarily as a result of:

•
An increase in interest income of $3.25 million, or 7.0%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018, which was primarily the result of the rising interest rate environment, which was partially offset by a decrease of $1.58 million in interest recoveries on loans that had been on nonaccrual status but were paid in full during the nine months ended September 30, 2018; partially offset by

•
An increase in interest expense of $2.56 million, or 26.1%, primarily attributable to an increase in the rates of interest paid on our deposits and other borrowings for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018, which was the result of our decision to increase the rate of interest paid on our non-maturity interest bearing deposits and our certificates of deposit in a rising interest rate environment, in addition to increased deposits due to new client acquisition and strong organic growth.

Provision for Loan and Lease Losses
Q3 2019 vs Q2 2019. We recorded a $2.1 million provision for loan and lease losses during the three months ended September 30, 2019 as a result of net charge-offs, an increase in classified loans, and growth in our loan portfolio during the quarter. We recorded no provision for loan and lease losses during the three months ended June 30, 2019 as a result of a nominal increase in our loan portfolio during the quarter. During the three months ended September 30, 2019, we had net charge-offs of $1.5 million, compared to net charge-offs of $40 thousand for the three months ended June 30, 2019.
Q3 2019 vs Q3 2018. We recorded a $2.1 million provision for loan and lease losses during the three months ended September 30, 2019 as a result of net charge-offs, an increase in classified loans, and growth in our loan portfolio during the quarter. We recorded no provision for loan and lease losses during the three months ended September 30, 2018 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets.
YTD 2019 vs YTD 2018. We recorded a $5.4 million provision for loan and lease losses during the nine months ended September 30, 2019 as a result of total net charge-offs of 6.8 million, an increase in classified loans, and growth in our loan portfolio during the year. We recorded no provision for loan and lease losses during the nine months ended September 30, 2018 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets.
Noninterest Income
Q3 2019 vs Q2 2019. Noninterest income decreased $44 thousand, or 3.2%, for the three months ended September 30, 2019 as compared to the three months ended June 30, 2019, primarily resulting from less gain on SBA loan sales.
Q3 2019 vs Q3 2018. Noninterest income increased by $227 thousand, or 20.4%, for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018, primarily as a result of an increase of $265 thousand in gain on sale of SBA loans and an increase of $82 thousand in service fees, partially offset by a decrease of $113 thousand of other non-interest income during the third quarter of 2019 as compared to the same period in 2018.
YTD 2019 vs YTD 2018. Noninterest income increased $913 thousand, or 27.6%, for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018, primarily as a result of:

•	An increase of $866 thousand in gain on sale of SBA loans during the nine months ended September 30, 2019 as compared to the same period in 2018; and

•	An increase of $127 thousand in deposit related fees, credit card fees and loan service fees during the nine months ended September 30, 2019 as compared to the same period in 2018; partially offset by

•	A gain of $48 thousand on the sale of securities available for sale during the nine months ended September 30, 2018 that did not occur in the same period in 2019.
Noninterest Expense
Q3 2019 vs Q2 2019. Noninterest expense decreased $10 thousand, or 0.1%, for the three months ended September 30, 2019 as compared to the three months ended June 30, 2019, primarily as a result of:

•	A decrease of $72 thousand in our professional fees primarily related to legal fee recoveries during the third quarter of 2019; and

•	A decrease of $217 thousand in our FDIC expense during the three months ended September 30, 2019 as compared to the three months ended June 30, 2019 as the result of a lower rate and rebate; offset by

•	An increase of $333 thousand in salaries and employee benefits primarily related to the acceleration of equity awards of a former executive.

Q3 2019 vs Q3 2018. Noninterest expense increased $695 thousand, or 7.7%, for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018, primarily as a result of:

•
An increase of $463 thousand in our professional fees primarily related to higher legal fees during the third quarter of 2019 compared to the recovery of legal fees attributable to the payoff of a loan relationship during the third quarter of 2018 that was previously on nonaccrual status; and

•	An increase of $162 thousand in our data processing fees primarily related to a higher credit card and deposit volume in the third quarter of 2019; and

•	An increase of $261 thousand in salaries and employee benefits primarily related to the acceleration of equity awards of a former executive; partially offset by

•	A decrease of $213 thousand in our FDIC insurance expenses as the result of a lower rate and rebate; and

•
A decrease in various expense accounts related to the normal course of operating, including expenses related to loan production and business development during the three months ended September 30, 2019 as compared to the three months ended September 30, 2018.

YTD 2019 vs YTD 2018. Noninterest expense increased $554 thousand, or 2.0%, for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018, primarily as a result of:

•
An increase of $1.06 million in our professional fees primarily related to higher legal fees in 2019 and the recovery of legal fees attributable to the payoff of a loan relationship in 2018 that was previously on nonaccrual status; and

•	An increase of $174 thousand in occupancy and equipment expense related to building and equipment maintenance; and

•	An increase $434 thousand in data processing fees primarily related to a higher credit card and deposit volume; partially offset by

•
A decrease of $638 thousand in salaries and employee benefits primarily related to a decrease in employee benefits and incentive compensation partially offset by the acceleration of equity awards of a former executive; and

•	A decrease of $405 thousand in our FDIC insurance expenses as the result of a lower rate and rebate; and

•	A decrease in various expense accounts related to the normal course of operating, including expenses related to loan production and business development.

Income tax provision (benefit)
For the three and nine months ended September 30, 2019, we had an income tax expense of $658 thousand and $2.2 million, respectively. The income tax expense during the three and nine months ended September 30, 2019 is a result of our operating income. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at September 30, 2019. The value of our deferred tax asset at September 30, 2019 was computed based on an estimate of taxable income for the full year of 2019.
For the three and nine months ended September 30, 2018, we had an income tax benefit of $98 thousand and $11.2 million, respectively, as a result of the release of our full valuation allowance on our net deferred tax asset. During the three months ended June 30, 2018, management computed the value of our deferred tax asset based upon an estimate of taxable income for the full year 2018. During that period, it was determined that the valuation allowance that was previously established on the balance of our deferred tax asset was no longer required and the entire $11.1 million allowance was released. During the three months ended September 30, 2018, our taxable income was higher than previously estimated, resulting in further taxable benefit for the third quarter.

Balance Sheet Information
Loans
As indicated in the table below, at September 30, 2019, gross loans totaled approximately $1.16 billion, which represented an increase of $74.1 million, or 6.8%, compared to gross loans outstanding at June 30, 2019. The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2019, June 30, 2019, and December 31, 2018.

	September 30, 2019		June 30, 2019		December 31, 2018
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$434,249	37.4%	$441,850	40.7%	$444,441	40.7%
Commercial real estate loans - owner occupied	216,848	18.7%	214,233	19.7%	211,645	19.3%
Commercial real estate loans - all other	220,170	19.0%	221,437	20.4%	226,441	20.7%
Residential mortgage loans - multi-family	173,275	14.9%	83,966	7.7%	97,173	8.9%
Residential mortgage loans - single family	18,720	1.6%	21,294	2.0%	21,176	1.9%
Construction and land development loans	6,110	0.5%	12,230	1.1%	38,496	3.5%
Consumer loans	91,198	7.9%	91,442	8.4%	54,514	5.0%
Gross loans	$1,160,570	100.0%	$1,086,452	100.0%	$1,093,886	100.0%
The increase of $74.1 million in gross loans during the third quarter of 2019 was primarily a result of total new organic loan fundings of $94.5 million, along with multi-family mortgage loan portfolio purchases totaling $81.0 million, partially offset by loan payments and payoffs of $99.8 million, and charge offs of $1.6 million. The commercial real estate loan portfolio acquisition, which approximately doubled the size of the Bank's existing multi-family mortgage portfolio, was made in light of the Bank's excess liquidity, and favorable performance of this asset class, including high asset quality and attractive yield, but does not reflect a change in the bank’s overall market strategy of banking operating companies.
During the third quarter of 2019, we secured new client relationships with commercial loan commitments of $34.3 million, of which $20.6 million were funded at September 30, 2019. Our total commercial loan commitments decreased to $725.4 million at September 30, 2019 from $729.9 million at June 30, 2019, while the utilization rate of commercial loan commitments decreased to 59.7% at September 30, 2019 from 60.1% at June 30, 2019.

Deposits

	September 30, 2019	June 30, 2019	December 31, 2018
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$425,596	$378,063	$340,406
Interest-bearing checking accounts	106,325	112,626	64,144
Money market and savings deposits	418,807	450,057	460,355
Certificates of deposit	262,368	258,884	271,097
Totals	$1,213,096	$1,199,630	$1,136,002

The increase in total deposits of $77.1 million, or 6.8%, during the nine months ended September 30, 2019 from December 31, 2018 is primarily attributable to our strategy to focus on operating companies and help them succeed. Deposit growth was driven by an increase of $127.4 million, or 31.5%, in total checking accounts, partially offset by a decrease of $50.3 million, or 6.9%, in higher costing money market, savings, and certificates of deposit accounts.
The increase in total deposits from June 30, 2019 to September 30, 2019 is primarily attributable to an increase of $41.2 million in total checking accounts, partially offset by a decrease of $31.3 million in money market and savings deposits. The increase to core deposits is the result of new client acquisition, which has resulted in relationships with growing operating companies that are attracting capital investment to fund that growth. Lower priced core deposits remained at 78.4% of total deposits, and higher priced certificates of deposit held constant at 21.6% of total deposits at September 30, 2019 and at June 30, 2019, respectively.

Asset Quality
Nonperforming Assets

	2019		2018
	September 30	June 30	September 30
	($ in thousands)
Total non-performing loans	$13,209	$1,344	$5,881
Other real estate owned	—	—	1,275
Other non-performing assets	138	82	15
Total non-performing assets	$13,347	$1,426	$7,171
90-day past due loans	$86	$—	$2,669
Total classified assets	$32,025	$5,174	$13,552
Allowance for loan and lease losses	$12,086	$11,474	$13,463
Allowance for loan and lease losses /gross loans	1.04%	1.06%	1.25%
Allowance for loan and lease losses /total assets	0.84%	0.81%	1.02%
Ratio of allowance for loan and lease losses to nonperforming loans	91.50%	853.72%	228.92%
Ratio of nonperforming assets to total assets	0.93%	0.10%	0.54%
Net quarterly charge-offs (recoveries) to gross loans	0.13%	—%	(0.01)%
_________________

Non-performing assets at September 30, 2019 increased $11.9 million from June 30, 2019 primarily as a result of an increase in non-performing loans. The increase in our non-performing loans during the three months ended September 30, 2019 resulted from the addition of $13.9 million of commercial and consumer loans, which was primarily centered in two commercial loan relationships, partially offset by principal payments of $382 thousand, charge-offs of $1.5 million, and the transfer to other assets of $80 thousand, during the same period.
Our classified assets increased by $26.8 million from $5.2 million at June 30, 2019 to $32.0 million at September 30, 2019, and increased by $18.5 million from $13.6 million at September 30, 2018. The increase this quarter is primarily related to additions of $28.9 million during the three months ended September 30, 2019, partially offset by principal payments of $420 thousand, charge-offs of $1.5 million, and the transfer to other assets of $80 thousand, during the same period. The additions to classified loans during the three months ended September 30, 2019 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the previous quarter.
Allowance for loan and lease losses

	2019			2018
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Balance at beginning of quarter	$11,474	$11,514	$13,506	$13,463	$13,369
Charge offs	(1,551)	(127)	(5,698)	(922)	(419)
Recoveries	63	87	406	965	513
Provision	2,100	—	3,300	—	—
Balance at end of quarter	$12,086	$11,474	$11,514	$13,506	$13,463
At September 30, 2019, the allowance for loan and lease losses (“ALLL”) totaled $12.1 million, which was approximately $612 thousand more than at June 30, 2019 and $1.4 million less than at September 30, 2018. The ALLL activity during the three months ended September 30, 2019 included net charge-offs of $1.5 million. There was a $2.1 million provision for loan and lease losses during the period, primarily attributable to the net charge-offs during the quarter, along with the increase in classified loans and growth in the total loan portfolio, partially offset by a favorable change in the composition of loan categories during the three months ended September 30, 2019. The ratio of the ALLL-to-total loans outstanding as of September 30, 2019 was 1.04% as compared to 1.06% and 1.25% as of June 30, 2019 and September 30, 2018, respectively.

Capital Resources
At September 30, 2019, the Bank had total regulatory capital of $168.8 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 13.2% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at September 30, 2019, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2019		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)

Total Capital to Risk Weighted Assets	$168,838	13.2%	$127,979	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$156,402	12.2%	$83,186	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$156,402	12.2%	$102,383	At least 8.0

Tier 1 Capital to Average Assets	$156,402	10.9%	$71,707	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2019, which we expect to file with the SEC during the fourth quarter of 2019, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	Sept '19 vs June '19 % Change	Sept '19 vs Sept '18 % Change	September 30, 2019	September 30, 2018	% Change
Total interest income	$16,767	$16,466	$15,218	1.8%	10.2%	$49,399	$46,147	7.0%
Total interest expense	4,024	4,247	3,529	(5.3)%	14.0%	12,387	9,826	26.1%
Net interest income	12,743	12,219	11,689	4.3%	9.0%	37,012	36,321	1.9%
Provision for loan and lease losses	2,100	—	—	100.0%	100.0%	5,400	—	—%
Net interest income after provision for loan and lease losses	10,643	12,219	11,689	(12.9)%	(8.9)%	31,612	36,321	(13.0)%
Non-interest income:
Service fees on deposits and other banking services	463	443	382	4.5%	21.2%	1,303	1,176	10.8%
Net gain on sale of securities available for sale	—	—	—	—%	—%	—	48	(100.0)%
Net gain on sale of small business administration loans	265	300	—	(11.7)%	100.0%	866	—	—%
Net loss on sale of other assets	(6)	(11)	—	(45.5)%	—%	(42)	(4)	950.0%
Other non-interest income	620	654	733	(5.2)%	(15.4)%	2,092	2,086	0.3%
Total non-interest income	1,342	1,386	1,115	(3.2)%	20.4%	4,219	3,306	27.6%
Non-interest expense:
Salaries and employee benefits	6,070	5,737	5,809	5.8%	4.5%	17,247	17,885	(3.6)%
Occupancy and equipment	1,099	1,127	1,029	(2.5)%	6.8%	3,314	3,140	5.5%
Professional Fees	1,118	1,190	655	(6.1)%	70.7%	3,104	2,041	52.1%
OREO expenses, net	—	1	(16)	(100.0)%	(100.0)%	69	(8)	100.0%
FDIC Expense	(24)	193	189	(112.4)%	(112.7)%	333	738	(54.9)%
Other non-interest expense	1,434	1,459	1,336	(1.7)%	7.3%	4,321	4,038	7.0%
Total non-interest expense	9,697	9,707	9,002	(0.1)%	7.7%	28,388	27,834	2.0%
Income before income taxes	2,288	3,898	3,802	(41.3)%	(39.8)%	7,443	11,793	(36.9)%
Income tax expense (benefit)	658	1,170	(98)	(43.8)%	(771.4)%	2,204	(11,183)	(119.7)%
Net income from continuing operations	1,630	2,728	3,900	(40.2)%	(58.2)%	5,239	22,976	(77.2)%
Net income	$1,630	$2,728	$3,900	(40.2)%	(58.2)%	$5,239	$22,976	(77.2)%
Net income allocable to common shareholders	$1,630	$2,728	$3,900	(40.2)%	(58.2)%	$5,239	$22,976	(77.2)%
Basic income per common share:
Net income available to common shareholders	$0.07	$0.12	$0.17	(41.7)%	(58.8)%	$0.22	$0.98	(77.6)%
Diluted income per common share:
Net income available to common shareholders	$0.07	$0.12	$0.17	(41.7)%	(58.8)%	$0.22	$0.98	(77.6)%
Weighted average number of common shares outstanding:
Basic	23,356	22,620	22,996	3.3%	1.6%	22,606	23,121	(2.2)%
Diluted	23,657	23,616	23,598	0.2%	0.3%	23,605	23,535	0.3%
Ratios from continuing operations(1):
Return on average assets	0.45%	0.78%	1.16%			0.50%	2.31%
Return on average equity	4.36%	7.57%	11.50%			4.82%	24.78%
Efficiency ratio	68.85%	71.35%	70.31%			68.85%	70.24%
____________________

(1)	Ratios for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	September 30, 2019	December 31, 2018	Increase/ (Decrease)

Cash and due from banks	$19,425	$13,250	46.6%
Interest bearing deposits with financial institutions(1)	191,431	174,468	9.7%
Interest bearing time deposits	2,420	2,420	—%
Investment securities (including stock)	32,883	40,053	(17.9)%
Loans (net of allowances of $12,086 and $13,506, respectively)	1,153,217	1,083,240	6.5%
Other real estate owned	—	1,173	(100.0)%
Net deferred tax assets	7,844	10,935	(28.3)%
Other assets	31,491	23,799	32.3%
Total assets	$1,438,711	$1,349,338	6.6%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$425,596	$340,406	25.0%
Interest bearing deposits
Interest checking	106,325	64,144	65.8%
Savings/money market	418,807	460,355	(9.0)%
Certificates of deposit	262,368	271,097	(3.2)%
Total interest bearing deposits	787,500	795,596	(1.0)%
Total deposits	1,213,096	1,136,002	6.8%
Other borrowings	40,000	40,000	—%
Other liabilities	20,054	14,435	38.9%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,290,677	1,207,964	6.8%
Shareholders’ equity	148,034	141,374	4.7%
Total Liabilities and Shareholders’ Equity	$1,438,711	$1,349,338	6.6%
Book value per share	$6.29	$6.06	3.8%
Shares outstanding, common	23,520,776	21,916,195	7.3%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$263,219	$1,465	2.21%	$269,980	$1,620	2.41%	$209,805	$1,055	1.99%
Securities available for sale and stock(2)	35,105	257	2.90%	36,880	260	2.83%	38,409	265	2.74%
Loans(3)	1,097,646	15,045	5.44%	1,062,228	14,586	5.51%	1,050,264	13,898	5.25%
Total interest-earning assets	1,395,970	16,767	4.77%	1,369,088	16,466	4.82%	1,298,478	15,218	4.65%
Noninterest-earning assets
Cash and due from banks	16,551			15,573			14,711
All other assets	25,295			26,052			17,459
Total assets	$1,437,816			$1,410,713			$1,330,648
Interest-bearing liabilities:
Interest-bearing checking accounts	$111,614	163	0.58%	$108,530	181	0.67%	$66,799	86	0.51%
Money market and savings accounts	432,397	1,904	1.75%	460,935	2,106	1.83%	421,562	1,764	1.66%
Certificates of deposit	259,830	1,562	2.39%	261,721	1,466	2.25%	299,305	1,321	1.75%
Other borrowings	28,804	177	2.44%	40,220	262	2.61%	27,935	138	1.96%
Junior subordinated debentures	17,527	218	4.93%	17,527	232	5.31%	17,527	220	4.98%
Total interest bearing liabilities	850,172	4,024	1.88%	888,933	4,247	1.92%	833,128	3,529	1.68%
Noninterest bearing liabilities
Demand deposits	421,524			360,597			353,635
Accrued expenses and other liabilities	17,739			16,544			9,292
Shareholders' equity	148,381			144,639			134,593
Total liabilities and shareholders' equity	$1,437,816			$1,410,713			$1,330,648
Net interest income		$12,743			$12,219			$11,689
Net interest income/spread			2.89%			2.90%			2.97%
Net interest margin			3.62%			3.58%			3.57%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Nine Months Ended
	September 30, 2019			September 30, 2018
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$253,058	$4,439	2.35%	$194,302	$2,615	1.80%
Securities available for sale and stock(2)	37,047	808	2.92%	39,987	801	2.68%
Loans(3)	1,080,278	44,152	5.46%	1,067,399	42,731	5.35%
Total interest-earning assets	1,370,383	49,399	4.82%	1,301,688	46,147	4.74%
Noninterest-earning assets
Cash and due from banks	15,741			15,717
All other assets	26,845			12,547
Total assets	1,412,969			1,329,952
Interest-bearing liabilities:
Interest-bearing checking accounts	$105,265	$505	0.64%	$69,363	$263	0.51%
Money market and savings accounts	450,342	6,123	1.82%	401,993	4,418	1.47%
Certificates of deposit	264,557	4,377	2.21%	327,873	4,050	1.65%
Other borrowings	36,300	698	2.57%	34,932	475	1.82%
Junior subordinated debentures	17,527	684	5.22%	17,527	620	4.73%
Total interest bearing liabilities	873,991	12,387	1.89%	851,688	9,826	1.54%
Noninterest bearing liabilities
Demand deposits	374,713			344,090
Accrued expenses and other liabilities	18,837			10,230
Shareholders' equity	145,428			123,944
Total liabilities and shareholders' equity	1,412,969			1,329,952
Net interest income		$37,012			$36,321
Net interest income/spread			2.93%			3.20%
Net interest margin			3.61%			3.73%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.